Exhibit 99.1

XpresSpa Announces 1-for-3 Reverse Stock Split

NEW YORK, June 10, 2020 - XpresSpa Group, Inc. (Nasdaq: XSPA) (the “Company”), a health and wellness company, today announced that it filed a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a 1-for-3 reverse stock split of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Such amendment and ratio were previously approved by the Company’s stockholders and board of directors, respectively. The reverse stock split does not have any impact on the voting and other rights of stockholders and will have no impact on the Company’s business operations or any of its outstanding indebtedness.

The reverse stock split is scheduled to take effect after the market closes on June 10, 2020 (the "Effective Time"). Shares of the Common Stock are expected to begin trading on a split-adjusted basis on June 11, 2020. As a result of the reverse stock split, every three (3) shares of the Company’s pre-reverse split Common Stock will be combined and reclassified into one (1) share of Common Stock. Trading in the Common Stock will continue on the Nasdaq Capital Market under the ticker symbol "XSPA," but the security will be assigned a new CUSIP number (CUSIP No. 98420U 703).

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company’s Common Stock will receive payment in cash in lieu of any such resulting fractional shares of Common Stock as the post-reverse split amounts of Common Stock will be rounded down to the nearest full share. Such cash payment in lieu of a fractional share of Common Stock will be calculated by multiplying such fractional interest in one share of Common Stock by the closing trading price of the Company’s Common Stock on the trading day immediately following the effective date of the reverse stock split, and rounded to the nearest cent.

Stockholders of record will be receiving information from the Company’s transfer agent, American Stock Transfer & Trust Company, regarding their share ownership following the reverse stock split and any payments in cash in lieu of fractional shares, if applicable.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 51 locations in 25 airports globally. XpresSpa offers services that are tailored specifically to the busy travel customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as luxury travel products and accessories. XpresSpa provides almost one million services to customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. To learn more about XpresSpa Group, visit www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

Investor Relations:

ICR

Raphael Gross

(203) 682-8253